Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

Event Date/Time: Aug. 02, 2007 / 12:00PM ET

FINAL TRANSCRIPT

Aug. 02, 2007 / 12:00PM ET, BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Ryan Bowie

Strategic Hotels and Resorts—VP and Treasurer

Laurence Geller

Strategic Hotels and Resorts—President and CEO

Jim Mead

Strategic Hotels and Resorts—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James & Associates—Analyst

Smedes Rose

Keefe, Bruyette & Woods—Analyst

Will Marks

JMP Securities—Analyst

Jeff Randall

A.G. Edwards—Analyst

William Truelove

UBS—Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Strategic Hotels and Resorts Incorporated Second Quarter 2007 Earnings Conference Call.

I would now like to turn the conference over to Mr. Ryan Bowie, Vice President and Treasurer of Strategic Hotels. Please go ahead.

Ryan Bowie—Strategic Hotels and Resorts—VP and Treasurer

Thank you and good morning everyone. Welcome to Strategic Hotels and Resorts’ second quarter 2007 conference call. The press release and supplemental financials were distributed yesterday. If anyone on line did not receive a copy they’re available on the Company’s website at www.strategichotels.com within the Investor Relations section. Additionally we’re hosting a live webcast for today’s call, which can be accessed in that section. A replay of the call will be available for one month on the Company’s website.

Before we get underway I’d like to state that this conference call will contain forward-looking statements under Federal Securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors please refer to the forward-looking statement notice included with our SEC filings.

In the release and supplemental financials the Company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with the Reg G requirements.

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Aug. 02, 2007 / 12:00PM ET, BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

Having covered all of that I’d like to welcome management. With us today we have Laurence Geller, President and Chief Executive Officer, and Jim Mead, Executive Vice President and Chief Financial Officer. Richard Moreau, Executive Vice President and Head of Asset Management, will also be available to answer any questions during the Q&A session. Without further ado I’d like to turn the call over to Laurence.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Good morning and thank you for joining us on our 2007 second quarter conference call. As many of know we recently reached out to a large number of you who gave us some very valuable feedback on our business strategy and financial communications efforts. We were gratified to learn that investors feel our greatest strength is the high quality of our portfolio of properties. This coupled with our highly disciplined research-based approach to enhancing value at each property is the core strategy that is driving measurable growth and increased profitability to the Company while delivering returns to our shareholders.

Before I get into the highlights of the quarter I did want to touch on some current market trends. This will help provide further context for the way in which we see the operating environment and the high-end market segments where we focus.

The high-end segment is by far the strongest performer in a healthy lodging industry with previous 12-month demand having grown 4.3% and supply growth trailing at 3.4%, which by the way includes the differentiated Las Vegas activity. With occupancy at 71.2% on a macro level it appears that our sector is beginning to get close to equilibrium. This bodes well for sustained further rate increases as evidenced by 12-month average rate increases of 8.2% and RevPAR increases for the sector of 9.2%.

I’d like to point out that coming off several strong years of even higher levels of RevPAR growth this would indicate we’re in a very healthy sector of the lodging industry and in a very robust operating environment with continuing strong growth characteristics.

When these facts are combined with overall consumer purchasing trends in our demographic markets this leads this Company to conclude that our customers remain with further latent potential to consume, and that the high-end sector in which we operate has great untapped pricing power. With careful yield management based on well-researched segment-by-segment analyses within each of our properties’ operations we believe there’s strong revenue upside still be tapped.

We are very pleased with our results this quarter and with the prospects for our business as we look forward.

Yesterday we reported FFO per share of $0.53, a 26% increase on year-over-year. This quarter’s results include the very successful first closings of our Hotel del Coronado condominium hotel units on the property’s North Beach. It also includes the benefits from our operating system implementation at our new hotels and the initial results from our first phase of completed capital investments across our portfolio.

We also reported that total RevPAR for our same-store North American hotels grew at very strong 8.7% and at an outstanding 15.4% in Europe. This clearly demonstrates the capacity of our teams to maximize revenues per square foot at our hotels in addition to reaping the benefits of our multi-faceted initiatives to drive all forms of property revenues.

We grew our gross operating profits per room by 11% in North America and 17% in Europe. We also expanded our GOP margin by a very healthy 150 basis points. Our team did an outstanding job in achieving a 60% margin on these incremental non-rooms revenues.

And finally we’re seeing the real benefits in our results from our capital investment strategy, which is still in the very early stages of execution. For example, the initial $22 million in capital projects we completed in 2006 are on track to provide a 24% cash-on-cash return this year.

Our portfolio continues to perform exceptionally well with our operating metrics coming in at the very top end of our peer group.

During the quarter we announced the sale of 49% of our InterContinental Chicago and our Hyatt Regency La Jolla hotels. This was through a joint venture with the Government of Singapore for $22l million or at a gross valuation for both properties of $450 million. Additionally, there are a series of healthy fee streams for this Company to benefit from on an ongoing and long-term basis. This is a great transaction for both our partners and ourselves, and we’re delighted with the continuation of our decade spanning wide-ranging relationship with the Government of Singapore.

Yesterday, we also reached an agreement with our insurance companies to settle our claim on the Hyatt Regency New Orleans. Jim will go into this in further detail in a minute or two. However, we’re very pleased that this has come to a very successful resolution as

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this claim was a major priority of ours. As we’ve discussed with you previously this was the first and crucial step towards developing and executing an appropriate overall strategy for this asset.

This week we also made an opportunistic acquisition in Europe with a EUR66.5 million purchase of the 116-room Le Parc Hotel in Paris. We believe this will bring significant upside to our Company and is appropriately in line with our strategic approach of purchasing premier hotels in high value and very highly sought after locations in those markets with multiple strong demand generators.

The hotel is in the very chic residential neighborhood of the 16th Arrondissment proximate to the Trocadero and within short walking distances of both the Arc de Triomphe and the Eiffel Tower. The hotel itself is in four buildings surrounding a unique outdoor garden and we also acquired with this deal an attached vacant building with great street frontage that once housed a three-star Michelin restaurant run by Alain Ducasse. This clearly under-performing hotel has suffered for a lack of attention by its former managers under Accor’s Sofitel brands leaving us with a myriad of improvement opportunities. We look at this as a complete redevelopment and over time will likely invest another EUR10 million to EUR12 million to dramatically reposition the hotel both operationally and physically.

Considering the valuation multiples for high-quality hotels in the high growth, highly popular Paris market with its incredibly difficult barriers to entry, we have an outstanding opportunity to use all of our skill sets to generate exceptional near-term NAV growth and long-term cash flow growth.

Let me turn the call over to Jim to review this quarter’s results.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

Thanks, Laurence, and good morning to everyone.

Yesterday we reported the results of our first quarter with comparable EBITDA of $79 million and comparable FFO per share of $0.53, a 26% increase from this quarter last year. Our comparable figures include the benefits from closings of residential sales, which contributed $6.4 million in EBITDA and $0.05 per share. Adjusting for this residential activity, which wasn’t included in our prior guidance, we performed at the top end of both our EBITDA and FFO per share guidance ranges.

Total revenues per room, our most important measure of top-line performance, increased 8.7% for the North American same-store portfolio hotels, and 6.6% for our total North American portfolio. Both of these measures were above the high end of our guidance ranges and are indicative of the success that our hotels had during the quarter in selling non-rooms business and included the success of our new restaurants and retail venues.

This compares with RevPAR at our North American same-store hotels that increased 8.2% and for our total North American portfolio 6.4%, which were marginally below our expectations and guidance for the quarter.

We saw truly exceptional strength in our overall marketplace driven by among others strong meeting schedules in Chicago and Miami and strength in both meetings and transient business in Mexico City, London, and Paris.

Group booking pace at our hotels indicates that we’re shaping up strongly for the remainder of the year particularly the fourth quarter giving us some potential for upside. This important leading indicator in combination with robust citywide calendars gives us further confidence in 2008.

Four properties were the largest contributors to the disparity between total RevPAR and RevPAR growth during the quarter: First, the Hyatt Regency Phoenix, which continues to show uneven performance, as a result of the ongoing construction of the Civic Center directly across the street. Although RevPAR declined by 8% because of the cancellation of a U.S. Army meeting, social catering activity increased dramatically driving an overall 9% increase in non-rooms revenues.

Second, as we forecasted in our last conference call the Westin St. Francis hotel was impacted by the cancellation of a large citywide meeting and although a cancellation payment was received, it was not enough to offset the budgeted direct and indirect profits from the meeting.

Third, the Ritz-Carlton Laguna Niguel’s RevPAR stayed effectively flat year-over-year as the property had some gaps in its meeting schedule. However, social catering business driven mostly by weddings increased non-rooms revenues by over 10%. In conjunction

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with Ritz-Carlton and Marriott International we have initiated comprehensive and aggressive measures to enhance our market share from the group meetings for this hotel as well as the Ritz-Carlton Half Moon Bay.

And fourth, the Four Seasons Punta Mita showed a 0.6% RevPAR increase as a result of the addition of 28 new keys of which 23 are priced at levels below the average for the hotel, although on par with rooms in equivalent locations. Excluding these new keys RevPAR was up 8.3% year-over-year. We have also had great success in generating other income from our new restaurants and retail outlets and from increases in spa usage. So non-rooms revenues grew at this strong performing property by 19%.

I should also note that during the quarter the Hotel del Coronado had $2.2 million in displaced revenues as a result of the complete renovation of 311 rooms in the Ocean Tower. Adjusting the results for those out-of-service rooms RevPAR grew at about 10%.

Looking at our operating margins we reported generous increases in margins to gross operating profit or GOP and a contraction in margins to EBITDA.

Of course, keep in mind that the mix of our revenues has a muting impact on operating margin growth. While GOP at our total North American properties increased a strong 150 basis points this is in the context of a portfolio in which non-rooms revenues comprise 48% of our total revenues and more than half of our growth in revenues in the quarter came from these lower margin business segments. So our profit margin increases at the GOP level are even stronger than they would appear in comparison with others featuring a more rooms-oriented mix of business and provides confirmation that our operating systems, which cross all business segments of our properties are working well.

To provide some context our peer group has an average non-rooms revenue to total revenues of about 36% with the highest of our peers still below 40%. For our portfolio, departmental profit margins on non-rooms business for the second quarter were about 31% in comparison to rooms profit margins of 76%. So this is why we focus on total RevPAR, GOP and EBITDA per room and flow through analysis as key measures.

On these measures we had an increase in GOP per room during the quarter of a very healthy 11% year-over-year for our total North American portfolio. And the flow through measure of our improving ability to drive cash flow from incremental dollars shows that the departmental margin on incremental rooms revenues was 91% and non-rooms revenue was a tremendous 60%.

The contraction in our margins to EBITDA in our same-store portfolio were largely a result of one-time scheduled management fee increases at our InterContinental Chicago and Miami properties and the Fairmont Chicago, and year-over-year increases in insurance costs and real estate taxes. These increases collectively cost approximately 130 basis points to our EBITDA margins.

We concluded renegotiations of our insurance, which renewed on June 30 and were able to get a reduction in our property insurance of about 25%, which will improve our EBITDA margin growth going forward.

Our European properties turned in another great quarter led by our London Marriott Grosvenor Square, that had total RevPAR growth above 14% measured in local currency, and a 35% growth year-over-year in EBITDA. This is followed by our Marriott Champs-Elysees with a 10.6% total RevPAR growth, the InterContinental Prague at 5.9% and a reduction in total RevPAR at our Marriott Hamburg of 5.2% as a result of difficult comparisons caused by last year’s World Cup Quarter Finals.

Measuring the operating performance in U.S. dollars, which is after all what we bring back to our investors, European total RevPAR increased 14.7% and total RevPAR increased 15.4%. In addition GOP per room increased almost 19% year-over-year.

The major European markets, which trail North America in their cyclical characteristics continue to demonstrate the performance that would be expected from chronically under-supplied markets combined with strong growth in demand.

As we closed last year we spoke about the importance of executing the redevelopment strategies that we had created at our hotels. This continues to be our principal focus today as these investments will incrementally drive our growth for the next few years.

As we’ve discussed before we now have multi-year master plans for each of our properties. During 2006 we concluded the first phases of our master plans, the low-hanging fruit, if you will, at several hotels. These projects totaled $22 million in investments including: a complete rooms renovation at the Four Seasons Mexico City; the addition of a five-room oceanfront suite, beachfront restaurant and retail expansion at the Four Seasons Punta Mita; our ENO wine room at the InterContinental Chicago; Starbucks in Miami; Fairmont Gold Lounge and Sushi Bar in Chicago; and repositioning in Half Moon Bay.

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This year we expect average cash-on-cash returns of approximately 24% on net invested capital.

This year to date we’ve completed ROI projects with a total investment of $120 million. This includes: $100 million at the Hotel del Coronado for the condominium hotel development, spa and fitness center, beach club, renovation of 311 rooms and restaurant renovation; a second five-bedroom oceanfront suite, 23-bedroom complex and fitness center expansion at our Four Seasons Punta Mita; a Michigan Avenue entrance to Starbucks at the InterContinental Chicago; a 27-room renovation at the InterContinental Prague; and the addition of three rooms and another ENO wine room at the Ritz-Carlton Laguna Niguel.

And we have projects under construction right now totaling approximately $46 million at completion including: a Michael Mina operated restaurant and Gerber bar at the Fairmont Scottsdale, as well as the renovation of 79 rooms into the Fairmont Gold Rooms; a retail reconfiguration in addition of an ENO wine room at the Hotel del Coronado; and new spas the InterContinental Miami and Fairmont Chicago.

These are all representative of our master plan activities and each property has a continuum of projects in varying stages of planning, entitlement and execution. Our financial supplement includes a schedule of our completed and under-construction ROI projects and later this year we hope to add a current events section to our website so you will be able to track our progress and literally see what we’re done.

As Laurence noted we reached an agreement this week with our insurance companies to settle our claim on the Hyatt Regency New Orleans with a settlement of $143 million net of the estimated deductible. The settlement also provides that we would be free from any obligations at the properties. So in other words, the Company has the discretion to bring the property back into service, joint venture, or sell it.

From a cash perspective, the settlement of $143 million provides us with additional cash of approximately $75 million including the release of some cash held by the mortgage loans servicer. A variety of accounting issues will need to be addressed as a result of this agreement. Since it’s only a day old we have not had time to fully evaluate all of the implications and they could include a recognition of gain applicable to our business interruption and property damage claim, in addition to a potential impairment of the property value. Neither of these possibilities would impact the reported comparable EBITDA, FFO or FFO per share figures for the second quarter.

Depending upon the resolution of these issues with our auditors and interpretation of the accounting rules for subsequent events, the 10-Q, which we filed within the next week, could include an accrual for any or all of these items. However, as I just said these would not change the most common measures of performance.

As a result of the settlement the Company will begin to expense carrying costs such as operating expenses, insurance at the property. These items had previously been deferred into an insurance receivable on the balance sheet.

We also announced that we closed on the EUR66.5 million purchase of the 116-room Le Parc Hotel in Paris, France from Accor. It has extraordinary upside and we look at the acquisition as a total redevelopment opportunity. In addition because we operate the nearby Marriott Champs-Elysees this hotel fits neatly into our existing asset management, accounting, development and tax systems.

We negotiated an agreement with Marriott to manage the hotel under their Renaissance brand and under the agreement Marriott will provide us operating support for the first few years as we reposition the property effectively enhancing the yield up to a cumulative total of EUR5 million.

Because of the characteristics and opportunities presented by this hotel we will immediately begin the development of a master plan, which will entail a multi-year repositioning program. Initially, we will make a EUR3 million investment to convert the hotel into a Renaissance-branded property.

The Paris market is among the strongest in Europe with prospects of growth for many years. EBITDA multiples for high quality hotels routinely approaches or exceeds 20 times. We believe that our strategies can create exceptional profitability and substantial upside in value. This acquisition was entirely opportunistic and is very much in line with our investment philosophy: under-pinning of great real estate, significant operational upside, immediate potential for repositioning of physical improvements.

Our longer term strategy in Europe remains consistent and as we have previously shared with you our goals over time is to expand our opportunities through the addition of complementary third-party capital. To date, we have been fortunate to have made investments in Europe with growth in returns that have been accretive to earnings that haven’t necessitated a rush to find additional partners.

Our residential sales program at the Hotel del Coronado has been extremely successful—with closings on the first 11 of 36 total units.

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We achieved an average sales price for those units of $2,300 per square foot and this is for 90-days usage a year with no more than 20 consecutive days of residence available to the buyer. The remaining 25 units are reserved and subject to completion. We anticipate closing on all the remaining sales in the second half of this year. At the currently reserved prices the average sales price for all units would be about $2,100 per square foot.

The 11 closings that we’ve already had convert into 30 hotel units that have or will be placed into the hotel rental pool when not used by the owners. It’s still early but rental results to date have been encouraging with an average rate of about $1,300 per night. Sales of the first 11 units contributed $6.6 million to comparable EBITDA or about $0.05 comparable FFO per share in the second quarter.

The Company’s balance sheet remains healthy with 43% debt leverage at the end of the quarter and an average borrowing cost of 5.5% with 81% of debt at fixed rates. We also had $380 million available under our line of credit.

During the quarter we anticipate having several transaction closings that will impact these statistics including the $75 million incremental proceeds from insurance payments for the Hyatt New Orleans settlement, $161 million proceeds net of debt from the sale of the 49% interest in our InterContinental Chicago and Hyatt Regency La Jolla and the approximately $100 million investment into the acquisition of Le Parc. The net result is a reduction of our consolidated debt leverage by approximately 2%.

Now turning to guidance: We are confirming our previous guidance range and raising the lower end of our range as a result of performance in the quarter and expectations of a firming second half.

Our guidance numbers were adjusted for the expected impact to financial performance of the Hyatt Regency New Orleans and residential sales both of which were excluded from earlier guidance. As a result we’ve added approximately $13.1 million to EBITDA and $0.10 FFO per share for the forecasted benefits of residential sales. Additionally we reduced EBITDA by $4.7 million and FFO per share by $0.06 to reflect the settlement of the Hyatt Regency New Orleans and operating expenses for the remainder of the year that will no longer be deferred.

So making these adjustments our guidance for the full year is comparable EBITDA of $270.6 million to $275.6 million and comparable FFO per share of $1.61 to $1.67. We continue to feel confident with our assumptions for top-line growth so we’ve not changed our RevPAR and total RevPAR forecast for the full year.

We expect total RevPAR to be in the range of 6.5% to 7.5% for the Company’s same-store and total North American portfolios. We also expect RevPAR growth to be in the range of 7.5% to 8.5% for same-store North American portfolio and 8% to 9% for the total North American portfolio. Now I’ll turn the call back over to Laurence for his closing remarks.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Thanks Jim. It’s a busy quarter. Before closing I’d like to give you an additional insight as to how we’ve delivered significant ROI to our shareholders during the past ten years since our formation, which includes the period prior to our becoming a publicly-listed entity roughly three years ago.

Through consistently following our disciplined, research-based life cycle approach to acquiring, implementing our systems, redeveloping and selling or joint venturing our assets when deemed appropriate, we were able to successfully acquire $5.5 billion in hotels and systemically divest our portfolio of 28 properties over the last decade providing approximately $3 billion of cash to the Company, in addition, of course to the operating cash flows we generated from these transactions. By the way we paid approximately $2.4 billion for these properties. I mention this because our rigorous and consistent lifecycle approach to capital decisions for each of our properties remains as much of a cornerstone of our corporate philosophy today as it did a decade ago. So we currently have a high-end portfolio with the scale, geography, brand and quality level that fits our plans.

We have master plans for our properties that promise exciting opportunities and profitable growth, solid ROIs and a strong under-pinning of high value for our investors. We’ve determined which assets we feel should not be in our portfolio for the long term and have immediate plans for their disposition.

We have a proven strategy for recycling the capital derived from these sales. Our sectors of the lodging market show continued strength in demand. We have a healthy balance sheet that provides us with flexibility and comfort that we can respond quickly, adroitly and profitably to the various changes in those multiple markets in which we operate as a public company.

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So it’s against this backdrop that I’m comfortable that we have the plans in place, the necessary human and intellectual capital, and the opportunities to provide solid growth without the need for again accessing the equity markets, which had previously been very supportive of us during the past 12 months.

Now I’d like to turn the call over to your questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. And we’ll take our first question from Bill Crow from Raymond James.

Bill Crow—Raymond James & Associates—Analyst

Good morning guys. Nice quarter. Laurence could you talk about any plans you might have to monetize your European investments? I know at one point there was discussion about maybe an IPO or some other way to still retain some interest by to monetize these?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Thanks, Bill. Thanks for the comment on a good quarter. As Jim mentioned, we retain our strategy of looking either to raise complementary capital as we expand further in Europe. So far he mentioned we’ve been able to do this quite happily without needing third-party capital and the returns have been superb so far. So we’re very lucky to have a very highly desired, serious set of properties in Europe.

So you mentioned an IPO obviously earlier this year there was a lot of talk of IPOs in Europe. There were several—one that was tried that was unsuccessful. That was a very large one. So we retain—we’re keeping all of our options open. We’re watching the markets very closely but you have individual asset JVs to consider, portfolios of assets, JVs, platform JVs, IPOs, you have a whole plethora of these things. And we’re carefully watching them and we’ll watch those even more carefully during the balance of this year to make decisions as appropriate.

At this moment that’s our plan. Nothing has changed. It’s been an identical plan that we’ve had since we started ten years ago.

Bill Crow—Raymond James & Associates—Analyst

Laurence, with the joint venture announcement and with the settlement of New Orleans does that change your view towards acquisitions and maybe that answer is reflected in the Paris deal. But it seems like earlier this year or late last year you were going to step back from the acquisition pace and are you more confident now given the balance sheet improvement?

And if you could also comment on what you’re seeing in cap rates. We’re hearing that maybe they’re moving up 25 basis points or something like that—have you seen that at all?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Bill, let me comment on the cap rate issue at the end of my comments. First of all, nothing has changed in our marketplace. We obviously have not been aggressively acquiring properties for a lot of reasons. We’ve seen some volatility in the marketplace. But the main one is we have had our hands pretty full executing against the portfolio that we’ve acquired over the past two and half years.

So we’ve pretty busy on that. Nothing has changed. I feel in a cyclical sense that the market has moved forward as you can tell from industry RevPARs at the high-end sector off its highs. So we’re not struggling to get anything. We are very opportunistic. The Paris opportunity is the quintessential reacting to an opportunity that was absolutely a bull’s eye as far as we were concerned.

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And if we see that type of opportunity we’ll move. We don’t have a plan to acquire assets for the balance of the year but it is sheer opportunism. Let me make a point however, and I’ll come onto cap rates as the last point. Profits are increasing. We do not see price per room going down. On the contrary profits are increasing. If there is cap rate appreciation and we haven’t seen it yet but let’s say we’re not transacting much in the U.S. as you know. We will be selling. We haven’t seen that at all yet but profits are increasing. The price per room won’t go down. So I think one has to—you can get beset with cap rates but you’ve got to understand the price per room issue here. Profits are very strong and look to continue to be strong in the industry.

So it’s pretty well what we announced at the beginning of the year and I think we’ve kept to our last.

Bill Crow—Raymond James & Associates—Analyst

Okay, that’s helpful. Thank you.

Operator

And we’ll go next to Smedes Rose from KBW.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Hi it’s Smedes Rose. Just, Laurence, could you just talk a little bit more about the acquisition in Paris, you guys were saying the hotels there are selling at 20 times EBITDA. Is that approximating what your price was? And also repositioning the hotel do you see it being more marketed to business travelers or to tourists? I don’t know Paris that well but as a tourist it seems like staying near the Eiffel Tower is kind of a quiet area of Paris to be located in?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Smedes, two very good questions. I’m going to let Jim take your first one but I’m going to answer the second part first then hand it over. The area is in the 16th which is obviously on the right bank of the Seine so it’s between—it’s close to the Trocadero and a short walk to the Champs-Elysees or the Arc de Triomphe. The Eiffel Tower is on the other side of the river. You can see it anywhere you are from that area obviously.

This is more of a leisure market as we see it. We think the property has been ill-positioned to a much more corporate market. So we look to the addition of a spa. We look to a full renovation. A very solid, strong food and beverage operation but we are blessed at this hotel with terrific meetings room capacity, which gives us a chance to go after those discrete groups which don’t want to be in the hurley burley of Place Concorde or more busier areas. This is a very high-end location and we’ll focus on leisure and high-end groups.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

Just a comment that in London you’re seeing the conversion of homes now into hotels where someone will go to number 16 and stay in a very fancy area, in a residential area where they want to be. And I think that this is very similar to that type of style. But I think to understand, cap rates are an easy convention for all of us to use but it’s not quite what drives the market sometimes. This is a marketplace not unlike New York where trophy properties go for extraordinary prices that have no real economic basis, but I think that probably the closest comparable transaction was the Palace Vendome transaction, which happened a bit ago, and that was something around EUR700,000 a key. And of course in 2003 we sold the Marriott Champs-Elysees for EUR1 million a key to DIFA and that’s who we lease the property back from today.

So the numbers are extraordinary and they’re just a different mindset to look at the returns. In terms of cash flow returns, we look at this property as a complete redevelopment opportunity. And I’ll throw out one part of the discussion, which Laurence mentioned, and that’s one building of this property is completely vacant, it’s not being used at all. And we put a value on that building of around EUR8 million. So our all-in to this property, including the conversion to Renaissance is probably EUR62 million.

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And by the way I’ll just mention that Palace Vendome, Laurence reminded me, Palace Vendome was converted into a Renaissance and in the two years after conversion into a Renaissance they increased occupancy by 40% and they increased the ADR by 25%. So Renaissance is an enormously powerful brand in Paris and Europe in general because of its high quality standards in Europe.

But coming back, I think that the building itself is a redevelopment opportunity. We’re into the hotel for about EUR62 which is about EUR520,000 a key. We have this other building that’s valued at EUR8 million, which is a complete blank slate for Laurence and the team to use to generate more revenues, or frankly sell if we can’t find a plan for it. And so we feel as though our ability to generate EBITDA in this property is very, very strong.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Okay. Well it looks very charming on the website. Would you mind just recapping again what your CapEx guidance was, what you had spent year-to-date and what, I think you had mentioned the number, through the balance of the year?

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

Year-to-date we’ve spent—well.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

ROI—.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

I wanted to clarify. The delivered projects had a capital spend of $120 million. Now that money was spent last year as well. Our CapEx plans for this year in terms of spend is around $90 million, of which $45 million would be what I would consider to be the FF&E non-ROI piece and $45 million in terms of spending toward capital improvements that would produce ROIs. That’s excluding our Del Coronado and we have some continuing expenditures at the Del, and frankly I don’t have them at the tip of my fingers.

Smedes Rose—Keefe, Bruyette & Woods—Analyst

Okay thank you.

Operator

And we’ll take our next question from Will Marks from JMP Securities.

Will Marks—JMP Securities—Analyst

Thanks, hello Jim, Ryan and Laurence. I have a question on the JV—or actually let’s start with, on the residential sales, did you give any comments on how that should play out into ‘08?

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

We hope to complete the residential sales at the Del this year. Next year we would hope that we would start picking up some residential sales from our fractional program in Punta Mita for the last two phases. So we haven’t given any guidance on what that number would be.

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Aug. 02, 2007 / 12:00PM ET, BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

Will Marks—JMP Securities—Analyst

Okay. And then in terms of, as you switch a couple of hotels into the JV, in terms of guidance there I guess it’s all going to come into the consolidated, when you separate it out, the consolidated income being calculated in your EBITDA, is that correct? I mean the fourth quarter is a pure quarter for that right?

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

That’s correct, yes. It’ll be a consolidated activity, we plan to close it at the end of August and the only difference in our financial statements will be the accounting for the minority interest.

Will Marks—JMP Securities—Analyst

Okay. And so looking ahead to ‘08, if we were to look at a comparable portfolio in ‘08 versus ‘07, one, you have the new hotel, the Paris Hotel, two, you don’t have the hotel Del residential but you maybe have Punta Mita, and three, you have eight months of pure ownership for those two JVs. Is there anything else I’m really missing? I mean obviously there’s upgrades to the portfolio et cetera, but—?

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

No I don’t think so, I think that’s—I mean yes, there are some additional rooms and things, but I think that’s fine. That would be the right way to look at it. It’s a pretty pure year-over-year comparison.

Will Marks—JMP Securities—Analyst

Okay.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

With those exceptions.

Will Marks—JMP Securities—Analyst

Great. Thank you very much.

Operator

And we’ll take our next question from Jeff Randall from A.G. Edwards.

Jeff Randall—A.G. Edwards—Analyst

Hi, good morning, guys.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

Good morning, Jeff.

Jeff Randall—A.G. Edwards—Analyst

Jim, you may have said this in the prepared remarks, but what was the foreign exchange contribution to the European RevPAR growth of 14.7%.

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Aug. 02, 2007 / 12:00PM ET, BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

You know it’s difficult to compute the differences without translating them all to one currency, but my guess is its a couple percent. And it depends upon country also, since we’ve got multiple currencies going through the income statement. So I would say it’s a couple percent in London and it’s probably a half a dozen percent in Prague.

Jeff Randall—A.G. Edwards—Analyst

Okay.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

Those are the two major pieces.

Jeff Randall—A.G. Edwards—Analyst

Okay. And then a question on the Le Parc acquisition, can you just remind us how many Renaissance branded hotels there are in Europe?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

I don’t know. This will be the fourth of the Renaissance products in the Paris area, the Vendome, La Defense, the Sofitel that has been just converted to the Rive Gauche, which is a very specialist location, a large project, and then ourselves. Each of these seems to be in a very commanding differentiated marketplace. And so from our perspective, let me make sure everybody understands, our Champs-Elysees Marriott hotel has done extremely well.

After we sold it we kept a lease on the property where we participated in 90% of the upside over the rent. We’ve learned an awful lot there and we’ve learned how to utilize the Marriott system, which is a very strong reservation system, and go through the Renaissance product as well as the Marriott. We’ve learned how to maximize our profitability, I think the Marriott Champs-Elysees makes an astounding EUR75,000 profit per room at the EBITDA level I believe. And so we’ve learned how to work with it.

So the Marriott system backs up a very strong high level brand there and when we’ve tracked denials over the years at the Champs-Elysees, we’ve known what the compressed demand for Marriott is there. So for us it was a straightforward calculation of being able to turn on the demand, have a very high end product at 40 points improvement over the Vendome, which is assuming the high end product for the occupancy points of improvement.

And so this was a very straightforward calculation for us, right location, right product backed up with a very, very strong performing reservation system. I may get this wrong, but the Champs-Elysees RevPAR is in the top amongst the RevPARs in the entire city, behind the Four Seasons George V. So this gives you an indication of the power of the consumption of that brand.

Jeff Randall—A.G. Edwards—Analyst

Okay. Hey Jim, you mentioned 700,000 per key for the Vendome, but that was more of a conversion not a redevelopment. So I’m just wondering, it didn’t really seem apples-to-apples, what’s the total cost per key expected for the Le Parc asset?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Let me stop you there for a moment. The Vendome was a year or two old as a newish property, so yes they didn’t have to do the work but they were pretty well there. So if one looks as this 72 million as a completed project – what’s the number?

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Aug. 02, 2007 / 12:00PM ET, BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

620.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

So 620,000 for a completed project based on our first guesstimate of the master plan work that we were doing there. So this frankly is one of those opportunities where we look at it as being able to make money on the buy as well as on the operation. It is why I mentioned their short-term NAV value gain, we think we’ve bought very well in this market.

Jeff Randall—A.G. Edwards—Analyst

Okay. Just one more question if I could. Any thoughts on the special dividend after taking into account the Paris acquisition and I guess somewhat of a lower insurance proceeds on the Hyatt New Orleans? I know you guys have talked about $20 to $30 million.

Jim Mead—Strategic Hotels and Resorts—EVP and CFO

I think on the dividend we’re going to have to wait until we get through the year and really figure out our tax position. But my first reaction is to say that, if there was one, it could be in the first part of next year and it’s likely not at that high $30 million level, something less if we had that issue. By the way, the insurance settlement was actually at or maybe even a little bit higher than what we were expecting as a company. And I think that, if you think about it, the settlement of $143 million, if you gross that out for the deductibles which the insurance companies would argue are $15 million to $20 million, you’ve got a pretty exceptional settlement, I think, for that transaction and we’re very pleased with that outcome.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

So as we look at it, we now have the value of the property as it stands now, it is enclosed, air conditioned, new roof, new windows, so we have now plenty of options to deal with. As the coming months come on we’ll determine what we’re going to do with that. But there is value sitting there over and above this insurance settlement and I just don’t want anybody to ignore that.

Jeff Randall—A.G. Edwards—Analyst

Okay thanks guys.

Operator

And we’ll go next to William Truelove from UBS.

William Truelove—UBS—Analyst

Hey guys, good quarter. Laurence, maybe you could just back up and give us sort of your broader perspective about Strategic. Earlier this year you said, you wanted to really sort of change the focus of some of the things that you’re doing at Strategic. Can you highlight some of the main things that you were focused on this year that were maybe different from last year and how you feel your Company’s progressing against that?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Thanks, Will. Yes, I think we touched on it briefly during the first questions, and also I think we tried to articulate it during our report during the prepared remarks. Let’s start, last year was a year where we wanted to acquire the properties that we could go to work on, where we wanted to get a unique portfolio of properties that differentiated itself from everybody else, but each of those properties had plenty of work to do in operational and physical work. We did that. At the end of the year we focused on executing against the master plans.

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Aug. 02, 2007 / 12:00PM ET, BEE - Q2 2007 Strategic Hotels and Resorts Earnings Conference Call

So what I think you’ve seen is the metamorphosis last year from a high growth company in acquisitions to a high growth company in terms of repositioning, master plan execution and redevelopments. So that’s what we’re doing now and you’ll see in a very systematic, methodical approach towards that master plan execution with not a lot of fuss or fanfare. We just knock these things off, put them in and I think that a 24% return on the money we spent last year is indicative of what we’re trying to achieve and what we’ve said to you. So what you’re getting is, if you will, is a maturing company focused on executing using its core skill sets. So last year was growth by acquisition, now for the coming years it will be growth largely by execution on the projects.

William Truelove—UBS—Analyst

Great. Thanks so much.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

And obviously over and above your normal cyclical and systemic growth.

Operator

And with no further questions in the queue, I’d like to turn the conference back over to Mr. Laurence Geller for any additional or closing remarks.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Thank you very much, Operator. I’d like to thank everybody for taking the time today and I’d like to just make a couple of quick comments. I’d like to stress that the fundamentals are very strong for our Company. We have great assets, the industry’s most experienced, diverse and knowledgeable executive team, we have a proven track record and we’ll continue to enhance our properties and to deliver ROI to our shareholders.

So to sum it all up: we operate in the best performing segment of a healthy industry; we have the highest quality portfolio of properties in our industry; our proven systems and ROI driven plans are working well and delivering against expectations; our balance sheet is healthy giving us flexibility and the ability to pragmatically consider all of our options; and above all, we are constantly executing on our plans.

So again thank you for taking the time today and we look forward to talking to you again to report on the next quarter’s results. Many thanks.

Operator

And this concludes today’s conference. We thank you for your participation.